UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 5, 2015

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 5, 2015, Lexmark International, Inc. (“Lexmark”) issued a press release announcing the acquisition of Claron Technology, Inc., an Ontario corporation (“Claron”).

Lexmark International Technology, S.A., a Switzerland joint stock company (“LITSA”) and Lexmark Canada, Inc., an Ontario corporation (“Lexmark Canada”), each wholly-owned subsidiaries of Lexmark, entered into an Asset and Share Purchase Agreement with Claron, Claron Technology USA, Inc., a Delaware corporation, Claronnav Holding, Inc., an Ontario corporation (“Claron Holding”), and the shareholders of Claron Holding (collectively, “Sellers”), effective as of January 2, 2015 (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, LITSA and Lexmark Canada acquired substantially all of the assets of Sellers, other than those assets used exclusively in the Surgical Navigation Business of Claron, certain real property and certain other assets, for total consideration of approximately $37 million in cash, which was funded entirely with Lexmark’s non-U.S. based cash.  Ten percent of the purchase price was placed in escrow for a period of 15 months following the closing to secure indemnification obligations of Sellers relating to the accuracy of representations and warranties and the satisfaction of covenants.

The text of the press release announcing the acquisition of Claron is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description of Exhibit
	99.1	Press Release issued by Lexmark, dated January 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

January 5, 2015

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Lexmark, dated January 5, 2015.